Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 3, 2006 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended September 30, 2006.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and other grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		September 30,	October 1,	September 30,	October 1,
(In Thousands, Except Share and Per Share Data)		2006	2005	2006	2005

Sales	(a)	$118,141	$113,855	$355,308	$346,185

Operating Income	(b)	9,052	7,880	24,831	24,161

Interest, dividend and other income (expense), net	(c)	703	320	1,600	926

Income before income taxes		9,755	8,200	26,431	25,087

Income tax provision		3,975	3,341	10,770	10,222

Net income		$5,780	$4,859	$15,661	$14,865

Basic and diluted net income per common share	(d)	$1.79	$1.44	$4.82	$4.40

Basic and diluted weighted average common shares outstanding	(d)	3,229,429	3,379,345	3,246,431	3,381,734

(a)     Sales increased 3.8% and 2.6% during the thirteen and thirty-nine weeks ended September 30, 2006, respectively, compared to the same periods of 2005.  The Company has experienced sales growth due in part to product pricing decisions and an increase in customer count.

(b)     Operating income increased 14.9% and 2.8% during the third quarter and first nine months of 2006 compared to the same periods of 2005.  A decrease in labor and other related payroll expense as a percent of sales contributed to the increase.  In addition, the Company purchased a one-year guaranteed cost workers’ compensation insurance policy effective July 1, 2006 which limits the Company’s maximum exposure.  In 2005, the Company was primarily self-insured and recognized expense based on reported claims and an estimate of claims incurred but not reported.  Workers’ compensation expense in the third quarter of 2006 compared to the same period of the prior year is lower as the policy premium under the new guaranteed cost program is less than what was accrued in the prior year under the Company’s former self-insured plan.

The increase in operating income was partially offset by higher stock appreciation rights (SARs) expense during the thirteen and thirty-nine weeks ended September 30, 2006 compared to the same periods of the prior year.  During the third quarter of 2006, the Company recognized approximately $422 in SARs compensation expense compared to expense of $62 during the third quarter of 2005. The Company recorded approximately $2,842 in SARs compensation expense during the first nine months of 2006 due to the implementation of Statement of Financial Accounting Standard No. 123(R) (revised 2004), “Share-Based Payment,” an increase in the fair value of SARs since fiscal 2005 year end and additional vesting of SARs.  During the first nine months of 2005, the Company reversed $689 of SARs compensation expense recognized in previous periods as a result of a reduction in the Company’s Class A Common Stock price during that period.

(c)     Interest income increased during the thirteen and thirty-nine weeks ended September 30, 2006 compared to the same periods of the prior year due to an increase in cash levels and higher interest rates in 2006.

(d)     During January and February 2006, the Company purchased an aggregate of 149,573 shares of its Class A Common Stock from unrelated parties in private transactions which resulted in a reduction of the weighted average common shares outstanding and an increase in basic and diluted net income per common share.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950